EXHIBIT 99.1

Howard W. Robin President & CEO Sirna Therapeutics, Inc. 303-449-6500	Amy Sullivan Senior Vice President Euro RSCG Life NRP 415-901-3705

R. Scott Greer Joins Sirna Therapeutics Board of Directors

Boulder, CO – July 29, 2003 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today that R. Scott Greer has joined the company’s board of directors. This appointment brings Sirna’s board to six members.

“We are honored that Scott has agreed to join our board,” stated Howard W. Robin, President and CEO of Sirna Therapeutics. “Scott has demonstrated solid leadership in the biotechnology industry and his experience and insight will be a great asset to the company.”

Mr. Greer has served as Chairman of the Board of Abgenix, a biopharmaceutical company, since May 2000. Mr. Greer served as Chief Executive Officer of Abgenix from June 1996 to April 2002. Currently, he is also a Director of CV Therapeutics and Illumina. From 1991 to 1996, Mr. Greer held several senior positions with a gene therapy company, Cell Genesys, including Senior Vice President of Corporate Development and Chief Financial Officer. From 1986 to 1991, Mr. Greer held various positions, including Director of Corporate Development with Genetics Institute, Inc., a biotechnology firm. Mr. Greer received a B.A. in Economics from Whitman College, an M.B.A. from Harvard University and was a Certified Public Accountant.

“Sirna is a leader in RNAi chemistry and biology,” said Mr. Greer. “They have strategically positioned the company to capitalize on this promising new field of medical technology and I am excited to be part of the Sirna board.”

About Sirna Therapeutics

Sirna Therapeutics (NASDAQ: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid based therapeutics involving RNA interference. Sirna Therapeutics’ is dedicated to engineering RNA-based molecules for therapeutic and diagnostic purposes. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include ability to commercialize and manufacture products, actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, and ability to obtain and enforce patents. These and additional risk factors are identified in the company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information, please contact: Howard W. Robin, President & CEO of Sirna Therapeutics, Inc., +1-303-449-6500; or Amy Sullivan, Senior Vice President of Euro RSCG Life NRP, +1-415-901-3705, for Sirna Therapeutics, Inc.